UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2016

Creative Medical Technology Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53500	87-0622284
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2017 W Peoria Avenue, Phoenix, AZ 85029
(Address of principal executive offices)

Registrant’s telephone number, including area code: (602) 680-7439

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information

On August 25, 2016, Creative Medical Technologies, Inc. (“CMT”), the wholly owned subsidiary of Creative Medical Technology Holdings, Inc., entered into a License Agreement dated August 25, 2016 (the “License Agreement”), with The Regents of The University of California (the “University”), represented by its San Diego campus of the University of California, San Diego, Office of Innovation and Commercialization. The License Agreement grants exclusivity to CMT for development and commercialization of therapeutics in the following Fields of Use: inflammatory, degenerative, and immunological diseases, as well as cellular banking. The License covers US Patent No. 7,569,385 for multipotent amniotic fetal stem cells (the “Patent”). The License Agreement also permits CMT to grant sublicenses. Under the terms of the License Agreement, CMT is required to diligently develop, manufacture, and sell any products licensed under the agreement. This patent covers methods for identifying, isolating, expanding and differentiating a novel population of therapeutic stem cells, specifically, stem cells derived from amniotic fluid.

CMT is required to pay the University an initial license fee within 30 days of the agreement. CMT is also required to pay annual license maintenance fees on each anniversary date of the agreement, which maintenance fees would be credited toward any earned royalties for any given period. The License Agreement provides for payment of various milestone payments and earned royalties on the net sales of licensed products by CMT or any sublicensee. CMT is also required to reimburse the University for any future costs associated with maintaining the Patent.

CMT may terminate the License Agreement for any reason upon 90 days’ written notice and the University may terminate the agreement in the event CMT fails to meet its obligations set forth therein, unless the breach is cured within 30 days of the notice from the University specifying the breach. CMT is also obligated to indemnify the University against claims arising due to the exercise of the license by CMT or any sublicensee. CMT is also required to maintain adequate general liability insurance.

Management of CMT has not determined the extent to which it intends to explore the use of the technology evidenced by the Patent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creative Medical Technology Holdings, Inc.

Date: August 30, 2016	By:	/s/ Timothy Warbington
Timothy Warbington, Chief Executive Officer